Exhibit 99.1
Press Release Dated July 1, 2013

Two Rivers Completes $7.23 Million Refinancing

DENVER – July 1, 2013 -- Two Rivers Water & Farming Company (“Two Rivers”), OTCQB: TURV) (www.2riverswater.com) announced today that it has successfully completed $7.23 million in refinancing of the purchase of the Huerfano Cucharas Irrigation Company (HCIC).  HCIC was originally purchased in 2010 for $24,196,000 and was partially financed with seller carry-back notes totaling $9,126,000.   The carry-back notes have since been reduced to a principal amount of $7,867,000, which pays 6% annual interest, of which $600,000 is due September, 2015 and the balance is due in June, 2016.

“HCIC is an important part of Two Rivers’ long term growth strategy and represents the opportunity to expand our irrigated farming to as much as 25,000 acres.  Our Huerfano system contains 50,000 acre feet of storage capacity in three separate reservoirs,” commented John McKowen, CEO of Two Rivers.

About Two Rivers:

Two Rivers has developed and operates a revolutionary new water business model suitable for arid regions in the Southwestern United States whereby the Company synergistically integrates irrigated farming and wholesale water distribution into one company, utilizing a practice of rotational farm fallowing.  Rotational farm fallowing, as it applies to water, is a best methods farm practice whereby portions of farm acreage are temporarily fallowed in cyclic rotation to give soil an opportunity to reconstitute itself.  The Company produces and markets high value vegetable and fodder crops on its irrigated farmland and provides wholesale water distribution through farm fallowing agreements in its initial area of focus on the Arkansas River and its tributaries on the Southern Front Range of Colorado.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:
Two Rivers Water & Farming Company
(303) 222-1000
info@2riverswater.com